UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 23, 2004

BIOSPHERE MEDICAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23678	04-3216867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 Hingham Street Rockland, Massachusetts		02370
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 681-7900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Restrictive Covenants Agreement

As previously reported on a Current Report on Form 8-K filed by BioSphere Medical, Inc. (“BioSphere”) on November 15, 2004, which is incorporated by reference herein, on November 10, 2004 (the “Initial Issuance Date”), BioSphere, Sepracor Inc. (“Sepracor”) and Cerberus Partners, L.P. (“Cerberus” and, together with Sepracor, each an “Investor” and collectively the “Investors”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which BioSphere sold to the Investors (i) an aggregate of 8,000 shares (the “Preferred Shares”) of its Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), and (ii) warrants (the “Warrants” and together with the Preferred Shares, the “Securities”) to purchase an aggregate of up to 400,000 shares of BioSphere’s common stock, $0.01 par value per share (the “Common Stock”), for aggregate gross proceeds of $8,000,000.

On December 23, 2004, BioSphere and the Investors entered into a Restrictive Covenants Agreement (the “Restrictive Covenants Agreement”), pursuant to which the parties agreed to amend certain terms of the Securities. Specifically, BioSphere agreed not to issue any shares of Common Stock upon conversion of the Preferred Shares and/or upon exercise of the Warrants to the extent that such conversion and/or exercise would result in (i) a change of control (within the meaning of Nasdaq Marketplace Rule 4350(i)(1)(B)), or (ii)  the aggregate issuance of more than 19.9% of BioSphere’s Common Stock outstanding as of November 10, 2004, for purposes of Nasdaq Marketplace Rule 4350(i)(1)(D). In addition,  each Investor agreed not to vote, or cause to be voted, on any matter to which holders of Series A Preferred Stock vote together with the holders of Common Stock as one class, more than the number of shares of Common Stock in respect of its Preferred Shares that exceeds the quotient of (x) the aggregate purchase price paid by such Investor for its Preferred Shares divided by (y) the closing bid price of the Common Stock on the Initial Issuance Date. BioSphere and the Investors further agreed that BioSphere will submit to BioSphere’s stockholders for approval amendments to the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of BioSphere filed with the Secretary of State of the State of Delaware on November 9, 2004 (the “Certificate of Designations), to effect the modifications to the terms of the Preferred Shares set forth in the Restrictive Covenants Agreement.  The Investors have agreed to vote in favor of such amendments to the Certificate of Designations and have granted an irrevocable proxy to appoint BioSphere’s Chief Executive Officer and Vice President of Finance as attorney-in-fact and proxy to vote all of their shares of Common Stock (other than the shares underlying the Securities) in favor of such amendments.  The Restrictive Covenants Agreement shall terminate as to any Investor on the soonest of: (i) upon receipt by BioSphere of written notification from Nasdaq that the ownership and voting of the Preferred Shares by the Investors does not conflict with Nasdaq Marketplace Rules 4350 and 4351 or any successor(s) thereto; (ii) upon receipt by BioSphere of stockholder approval of the amendments to the Certificate of Designations; (iii) upon the conversion of all Preferred Shares owned by such Investor into Common Stock pursuant to the terms of the Preferred Shares; (iv) upon such Investor no longer owning any Preferred Shares; or (v) at such time as no shares of Series A Preferred Stock are issued and outstanding.

The description of the terms and conditions of the Restrictive Covenants Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Restrictive Covenants Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Amendment No. 1 to Warrants

On December 23, 2004, BioSphere also entered into an Amendment No. 1 to each of the Warrants (collectively, the “Warrant Amendments”).  Pursuant to the terms of the Warrant Amendments, the Investors may not exercise the Warrants to the extent that such exercise, when aggregated with any shares of Common Stock issued upon conversion by an Investor of its Preferred Shares ,  would result in a change of control (within the meaning of Nasdaq Marketplace Rule 4350(i)(1)(B)), or the issuance of more than 19.9% of BioSphere’s Common

Stock outstanding as of November 10, 2004, for purposes of Nasdaq Marketplace Rule 4350(i)(1)(D).

The description of the terms and conditions of the Warrant Amendments set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Amendments, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.2 and 10.3, respectively.

Material Relationships

Both Sepracor and Cerberus, together with certain affiliates of Cerberus, each beneficially own more than ten percent of BioSphere’s outstanding Common Stock. Timothy J. Barberich and David P. Southwell, each of whom is a director of BioSphere, are the Chairman of the Board and Chief Executive Officer and the Executive Vice President and Chief Financial Officer, respectively, of Sepracor.  Messrs. Barberich and Southwell disclaim any beneficial ownership of the Securities.

Item 9.01.                                          Financial Statements and Exhibits.

(c)  Exhibits

The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2004	BIOSPHERE MEDICAL, INC.

	By:	/s/ Martin J. Joyce
Martin J. Joyce Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Restrictive Covenants Agreement, dated as of December 23, 2004, by and among BioSphere Medical, Inc., Cerberus Partners, L.P. and Sepracor Inc.
10.2	Amendment No. 1 to Warrant No. 2004-1, dated December 23, 2004, issued to Cerberus Partners, L.P.
10.3	Amendment No. 1 to Warrant No. 2004-2, dated December 23, 2004, issued to Sepracor Inc.